FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Announces Intent to Apply to List its Common Stock on

a National Stock Exchange Under the Symbol “HCT”

Listing Application Milestone Continues Process Begun in the Spring of 2013 to Evaluate Possible Strategic Alternatives Designed to Maximize Stockholder Value

New York, New York, December 6, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today that its board of directors has determined it is in the best interest of ARC Healthcare’s stockholders to proceed to file an application to list its common stock on a national stock exchange under the symbol “HCT,” and anticipates that its common stock will be listed on such exchange in the first quarter of 2014.

This action, made in consultation with ARC Healthcare's financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RCS Capital, a division of Realty Capital Securities, LLC, is consistent with ARC Healthcare’s previously announced decision to examine its strategic alternatives in line with its long-term business strategy. This decision is the result of a process begun in the spring of 2013 by ARC Healthcare’s board of directors to evaluate possible strategic alternatives designed to maximize stockholder value.

Commenting on the announcement, Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC, offered, “Our management team has worked hard and long to build the best portfolio of healthcare real estate assets. We have purchased these properties at the right time in the real estate cycle, buying strong locations around the nation with creditworthy tenants, and have built a diversified pool of medical office buildings, hospitals and senior living facilities. We believe the public traded markets will be very receptive to an offering of this sort.”

Nicholas S. Schorsch, Chairman and CEO of ARC Healthcare, added, “In our view, Tom D’Arcy is the ideal executive to lead ARC Healthcare on to an exchange. He has been a NYSE CEO previously, and therefore has a deep understanding of what behaviors the market rewards and what he will need to do to deliver stockholder value.”

ARC Healthcare expects to provide additional information regarding its strategic alternatives in the coming weeks.

About ARC Healthcare

ARC Healthcare is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)